SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K


CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 30, 1998


                           AVNET, INC.
     (Exact name of Registrant as Specified in its Charter)


          New York               1-4224           11-1890605
(State or other jurisdiction  (Commission         IRS Employer
      of Incorporation)       File Number)        Identification No.)


2211 South 47 Street, Phoenix, Arizona                  85034
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code602-643-2000


80 Cutter Mill Road, Great Neck, New York              11021
(Former name or former address if changed since last report)

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Item 5.   Other Events

The following Press Release of Avnet, Inc. was issued July 30, 1998. Such Press Release is filed as Exhibit 99 attached hereto.

Item 7.   Financial Statements and Exhibits

          (a)  See Exhibit 99.

          (b)  Inapplicable.

          (c)  Exhibits:

               27   Financial Data Schedule (electronic filing only)

               99   Press Release of Avnet, Inc.







                        S I G N A T U R E




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        Avnet, Inc.
                                        (Registrant)



Date:  August 5, 1998                   By: s/Raymond Sadowski
                                             Raymond Sadowski
                                             Senior Vice President and
                                             Chief Financial Officer

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                          EXHIBIT INDEX




Exhibit Number                     Description of Exhibit

     27                  Financial Data Schedule (electronic filing only)

     99                  Press Release of Avnet, Inc. issued July 30, 1998

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July 30, 1998


              AVNET REPORTS RESULTS FOR FISCAL 1998


Phoenix, AZ - Avnet, Inc. (NYSE:AVT) reported results today for its fourth quarter and fiscal year ended June 26, 1998. For the fourth quarter, diluted earnings per share, excluding special charges referred to below, were $1.01 as compared with $1.13 in last year's fourth quarter. Consolidated net income, excluding special charges, was $37.7 million as compared with last year's fourth quarter net income of $47.4 million. The comparative net income, excluding special charges, was negatively impacted by the interest expense associated with the Company's stock repurchase program. Sales increased to a record $1.54 billion, up 10% as compared with sales of $1.40 billion in the prior year's fourth quarter. Including the special charges discussed below, the current year's fourth quarter net income and diluted earnings per share were $16.6 million and $0.44, respectively.

Included in the Company's current year fourth quarter results are $35.4 million pre-tax and $21.2 million after-tax ($0.57 per share on a diluted basis) of incremental special charges associated principally with the reorganization of its Electronic Marketing Group. Approximately $25.7 million of the pre-tax charge is included in operating expenses and $9.7 million is included in cost of sales. These charges include severance; real property lease termination costs; inventory reserves required related to supplier terminations; the writedown of goodwill and other items.

For the 1998 fiscal year, net income, excluding special charges and a one-time gain, was $163.9 million, or $4.12 per share on a diluted basis.
This compares with last year's net income of $182.8 million, or $4.25 per share. Sales were a record $5.92 billion, up 10% from last year's sales of $5.39 billion. Net income and diluted earnings per share, including special items, were $151.4 million and $3.80 per share, respectively. Diluted earnings per share for fiscal 1998 in total exceeds by $0.04 the sum of the applicable amounts for each of the quarters of 1998 due to the effect of the stock repurchase program and the special charges.

In addition to the fourth quarter special charges referred to above, the fiscal 1998 results include the second quarter $33.8 million pre-tax gain on the sale of the Company's former Channel Master business and $13.3 million of costs relating to the divestiture of Avnet Industrial, the closure of the Company's Corporate Headquarters in Great Neck, NY, and the loss on the sale of Company owned real estate. The net effect of these items was to increase the second quarter's pre-tax income, net income, and earnings per share on a diluted basis by $20.5 million, $8.7 million, and $0.21 per share, respectively.

Roy Vallee, Avnet's Chairman and CEO, said that the special charges in the fourth quarter arose out of the Company's decision to change its organizational structure to better focus on its core businesses in order
to better meet the needs of both its customers and suppliers.   As a
result, the Company now consists of two major strategic business units -- the Electronics Marketing Group (EMG) and the Computer Marketing Group
(CMG). EMG, which consists of three regional operations -- the Americas, EMEA (Europe, Middle East, and Africa) and Asia/Pacific regions -- focuses on the global distribution and value-added services associated with electronic components. CMG focuses on middle to high end, value-added computer products distribution in North America, Europe, and Australia. The principal amount of the special charges reflect the impact of the Company's decision described above on its EMG Americas operation.
Although it is expected that EMG EMEA will be reorganized along lines similar to that of the Americas during the first quarter of fiscal 1999, a final detailed plan has not been firmly established by management nor are the plans at a stage where the aggregate costs associated therewith can be accurately quantified.

Mr. Vallee reported that sales for CMG grew 21% and 29% for the fourth quarter and fiscal year, respectively, as compared with last year. He indicated that the market which CMG serves remains strong. He further reported that although average selling prices and margins continue to be depressed due to the global inventory correction cycle, sales for EMG for the fourth quarter and fiscal year were up 11% and 8%, respectively, as compared with the prior year period.

During the fourth quarter, the Company completed its current stock repurchase program. Since the program was announced in August 1996, the Company has used $450 million, including approximately $132 million in this year's fourth quarter, to repurchase almost 7.5 million shares.

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                         AVNET, INC.
             FINANCIAL HIGHLIGHTS AND STATEMENTS
               FISCAL YEAR ENDED JUNE 26, 1998





               PAGES


 7 - Fiscal Year and Fourth Quarter Highlights


 8 - Consolidated Statements of Income - Fiscal Year


 9 - Consolidated Statements of Income - Fourth Quarter


10 - Consolidated Balance Sheets






The complete financial statements, including notes thereto and the management discussion and analysis, will appear in the Company's annual report to shareholders. The information contained herein is derived from such statements.

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                           AVNET, INC.
                (millions except per share data)




                            Fiscal Years Ended


                          June 26,      June 27,
                           1998 *         1997         % Change


Sales                     5,916.3     5,390.6        +      10%

Income before income taxes  267.3       313.4        -      15%

Net income                  151.4       182.8        -      17%

Earnings per share:
  Basic                     $3.85       $4.29        -      10%
  Diluted                   $3.80       $4.25        -      11%




                           Fourth Quarters Ended


                          June 26,      June 27,
                           1998 **        1997         % Change


Sales                    $1,544.6    $1,398.6        +      10%

Income before income taxes   29.8        80.4        -      63%

Net income                   16.6        47.4        -      65%

Earnings per share:
  Basic                     $0.45       $1.15        -      61%
  Diluted                   $0.44       $1.13        -      61%


* Fiscal year 1998 results include the net positive impact of special items amounting to $20.5 million pre-tax, $8.7 million after-tax and $0.21 per share on a diluted basis recorded in the second quarter, and the negative impact of special charges amounting to $35.4 million pre-tax, $21.2 million after-tax and $0.57 per share on a diluted basis recorded in the fourth quarter and as described below.

**Fiscal year 1998 fourth quarter results include the impact of incremental special charges associated with the reorganization of the Company's Electronic Marketing Group amounting to $35.4 million pre-tax, $21.2 million after-tax and $0.57 per share on a diluted basis.

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                           AVNET, INC.
                CONSOLIDATED STATEMENTS OF INCOME
               (thousands, except per share data)




                                        Fiscal Years Ended

                                         June 26,     June 27,
                                          1998         1997


Sales                                  $5,916,267   $5,390,626
Cost of sales                           4,935,848    4,428,779

Gross profit                              980,419      961,847

Operating expenses                        709,243      634,101

Operating income                          271,176      327,746
Other income, net                           2,363       11,749
Interest expense                          (39,988)     (26,076)
Gain on sale of Channel Master             33,795          -

Income before income taxes                267,346      313,419

Income taxes                              115,922      130,656

Net income                             $  151,424   $  182,763

Earnings per share:

  Basic                                     $3.85        $4.29

  Diluted                                   $3.80        $4.25

Shares used to compute earnings per share:

  Basic                                    39,375       42,598

  Diluted                                  39,823       43,049









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                           AVNET, INC.
                CONSOLIDATED STATEMENTS OF INCOME
               (thousands, except per share data)




                                       Fourth Quarters Ended

                                         June 26,     June 27,
                                          1998         1997


Sales                                  $1,544,576   $1,398,635
Cost of sales                           1,304,270    1,152,944

Gross profit                              240,306      245,691

Operating expenses                        198,612      159,942

Operating income                           41,694       85,749
Other income, net                             924        1,818
Interest expense                          (12,806)      (7,173)

Income before income taxes                 29,812       80,394

Income taxes                               13,248       33,021

Net income                             $   16,564   $   47,373

Earnings per share:

  Basic                                     $0.45        $1.15

  Diluted                                   $0.44        $1.13

Shares used to compute earnings per share:

  Basic                                    37,142       41,344

  Diluted                                  37,434       41,879

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                           AVNET, INC.
                   CONSOLIDATED BALANCE SHEETS
                     (dollars in thousands)

                                         June 26,    June 27,
                                          1998         1997

Assets:
  Current assets:
     Cash and cash equivalents         $   82,607   $   59,312
     Receivables                          894,289      800,015
     Inventories                        1,061,739    1,007,074
     Other                                 29,722       30,035

       Total current assets             2,068,357    1,896,436

  Property, plant & equipment             155,491      181,509
  Goodwill                                460,882      476,935
  Other assets                             48,967       39,191

       Total assets                    $2,733,697   $2,594,071

Liabilities:
  Current liabilities:
     Borrowings due within one year    $      243   $      178
     Accounts payable                     451,441      433,762
     Accrued expenses and other           155,423      143,513

       Total current liabilities          607,107      577,453

  Long-term debt, less due within one year   810,695   514,426


       Total liabilities                1,417,802    1,091,879

Shareholders' equity                   $1,315,895   $1,502,192